Exhibit 5.2

September 25, 2026

Viking Therapeutics, Inc.

9920 Pacific Heights Blvd, Suite 500

San Diego, CA 92121

Ladies and Gentlemen:

We have acted as counsel to Viking Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) of the rules and regulations of the Securities Act of 1933, as amended (the “Act”), of a prospectus supplement, dated September 23, 2026 (the “Prospectus Supplement”), to the Company’s Registration Statement on Form S-3 (File No. 333-297820) filed with the Commission under the Act on July 30, 2026 (the “Registration Statement”), and the related prospectus, dated July 29, 2026, included in the Registration Statement at the time it originally was declared effective, relating to the offer and sale by the Company of $258,750,000 aggregate principal amount of the Company’s 2.00% Convertible Senior Notes due 2032 (the “Notes”), which includes $33,750,000 aggregate principal amount of the Notes issued as a result of the exercise of the option to purchase additional Notes granted to the underwriters pursuant to the Underwriting Agreement (as defined below). The Notes are being (i) issued under an Indenture, dated as of September 25, 2026 (the “Base Indenture”), among the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of September 25, 2026 the “Supplemental Indenture” and, the Base Indenture as supplemented by the Supplemental Indenture, the “Indenture”), among the Company and the Trustee, and (ii) sold pursuant to an underwriting agreement, dated as of September 23, 2026 (the “Underwriting Agreement”), among the Company and Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC, as representatives of the several underwriters named therein. The Notes are convertible, in accordance with their terms and the terms of the Indenture, into consideration consisting, at the Company’s election, of cash, shares of the Company’s common stock, $0.00001 par value per share (“Common Stock”), or a combination of cash and shares of Common Stock.

In connection with this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such documents, resolutions, certificates and other instruments of the Company, and have reviewed certificates of public officials, statutes, records and such other instruments and documents, as we have deemed necessary or appropriate as a basis for the opinion set forth below. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof.

In such examination and in rendering the opinion expressed below, we have also assumed, the existence and power to execute and deliver the Indenture of, and the due authorization, execution and delivery of the Indenture by, the Trustee, and that the Indenture is a valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms.

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion herein is expressed solely with respect to the internal laws of the State of New York and the General Corporation Law of the State of Delaware. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. We

September 25, 2026

express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, and subject to the assumptions, limitations, qualifications and exceptions set forth herein, we are of the opinion that:

(i)
the Notes, when executed, issued and authenticated in accordance with the terms of the Indenture and when issued and delivered to the purchasers thereof against payment therefor in accordance with the terms of the Underwriting Agreement, will constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms; and
(ii)
the shares of Common Stock initially issuable upon conversion of the Notes, when issued by the Company upon conversion of the Notes in accordance with the terms of the Notes and the Indenture, will be validly issued, fully paid and nonassessable.

The opinions expressed herein are subject to the following exceptions, qualifications and limitations:

A.
They are limited by the effect of (i) any applicable bankruptcy, insolvency, reorganization, moratorium or similar law and principles affecting creditors’ rights generally, including fraudulent transfer or fraudulent conveyance laws and (ii) general principles of equity (including concepts of materiality, reasonableness, good faith and fair dealing) and the availability of equitable remedies (including specific performance and equitable relief), regardless of whether considered in a proceeding in equity or at law.
B.
No opinion is expressed herein with respect to the validity, binding effect or enforceability of any provision of the Notes insofar as it purports to effect a choice of governing law or choice of forum for the adjudication of disputes or with respect to the acceptance by a federal court located in the State of New York of jurisdiction of a dispute arising under the Notes, other than (a) the enforceability by a New York State court under New York General Obligations Law Section 5-1401 of the choice of New York State law as the governing law of the Notes (subject, however, to the extent limited by the Constitution of the United States and by Section 1-301 of the New York Uniform Commercial Code), and (b) the enforceability by a New York State court under New York General Obligations Law Section 5-1402 of New York State courts as a non-exclusive forum for the adjudication of disputes with respect to the Notes.
C.
No opinion is expressed herein with respect to the validity, legally binding effect or enforceability of any provision in the Notes that requires or relates to adjustments to the conversion price at a rate or in an amount that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement and to the filing of this opinion as an exhibit to a Current Report on Form 8-K filed by the Company with the Commission on or about the date hereof. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Paul Hastings LLP